Exhibit 3.9
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PGI EUROPE, INC.
     PGI EUROPE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), Does Hereby Certify:
     First: The name of the Corporation is Pgi Europe, Inc.
     second: The date on which the original Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was August 19, 1999 under the name “PGI Europe, Inc.”
     third: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:
     The Certificate of Incorporation of the Corporation shall be amended by deleting Article Four in its entirety and replacing it with the following:
“ARTICLE FOUR
     The total number of shares of stock which the corporation has authority to issue is 1,500 shares of Common Stock, with a par value of $.01 per share.
Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”); provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if required under applicable law.”
     fourth: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 5th day of December, 2005.

By:	/s/ Mavis Gyamfi
	Name:	Mavis Gyamfi
	Title:	Assistant Secretary

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